Exhibit 5.1

[Letterhead of Skadden, Arps, Slate, Meagher & Flom LLP]

January 17, 2013

Zoetis Inc.

c/o Pfizer Inc.

5 Giralda Farms

Madison, New Jersey 07940

Re:	Zoetis Inc. Registration Statement on

Form S-1 (File No. 333-183254)

Ladies and Gentlemen:

We have acted as special counsel to Pfizer Inc., a Delaware corporation (“Pfizer”), in connection with the initial public offering of 86,100,000 shares (the “Firm Shares”) of Class A common stock, par value $0.01 per share (“Class A Common Stock”), of Zoetis Inc., a Delaware corporation (the “Company”), to be sold through underwriters (the “Underwriters”) to be named in an underwriting agreement (the “Underwriting Agreement”) by and among the Company, Pfizer, the Selling Stockholders (as defined therein) and the Underwriters, substantially in the form as Exhibit 1.1 to the Registration Statement (as defined below), and the sale of up to 12,915,000 shares of Class A Common Stock (the “Option Shares”) pursuant to the Underwriters’ option to purchase additional shares of Class A Common Stock contained in the Underwriting Agreement, each in the manner described in the Registration Statement. The Firm Shares and the Option Shares are collectively referred to herein as the “Shares.”

This opinion is being furnished in accordance with the requirements of Item 601(b)(5) of Regulation S-K of the General Rules and Regulations under the Securities Act of 1933 (the “Act”).

In connection with this opinion, we have examined originals or copies, certified or otherwise identified to our satisfaction, of (i) the registration statement on Form S-1 (File No. 333-183254) of the Company relating to the Shares filed with the Securities and Exchange Commission (the “Commission”) on August 13, 2012 and Pre-Effective Amendments Nos. 1 through 5 thereto (such registration statement, as so amended, being hereinafter referred to as the “Registration Statement”); (ii) the form of the Contribution Agreement to be entered into by and between the Company and Pfizer (the “Contribution Agreement”), pursuant to which shares of Class A Common Stock and shares of Class B Common Stock, par value $0.01 per share

Zoetis Inc.

January 17, 2013

(“Class B Common Stock”), of the Company are to be issued by the Company to Pfizer prior to the execution of the Underwriting Agreement; (iii) the Certificate of Incorporation of the Company of the Company, filed with the Secretary of State of the State of Delaware on July 25, 2012, as amended by the Certificate of Amendment to the Certificate of Incorporation of the Company, filed with the Secretary of State of the State of Delaware on January 15, 2013 (as so amended, the “Certificate of Incorporation”); (iv) the By-laws of the Company (the “By-laws”), as in effect as of the date hereof; (v) a specimen certificate representing the Class A Common Stock; (vi) certain resolutions of the Board of Directors of the Company relating to the Contribution Agreement and the issuance of shares of Class A Common Stock and Class B Common Stock pursuant thereto, the adoption of the Certificate of Incorporation and the By-laws, and related matters; and (vii) certain resolutions of Pfizer, as the sole stockholder of the Company, relating to the adoption of the Certificate of Incorporation and related matters. We also have examined originals or copies, certified or otherwise identified to our satisfaction, of such records of the Company and such agreements, certificates and receipts of public officials, certificates of officers or other representatives of the Company and others, and such other documents, certificates and records as we have deemed necessary or appropriate as a basis for the opinions set forth below.

In our examination, we have assumed the legal capacity of all natural persons, the genuineness of all signatures, the authenticity of all documents submitted to us as originals, the conformity to original documents of all documents submitted to us as facsimile, electronic, certified or photostatic copies, and the authenticity of the originals of such copies. In making our examination of documents executed or to be executed, we have assumed that the parties thereto, other than the Company, had or will have the power, corporate or other, to enter into and perform all obligations thereunder and have also assumed the due authorization by all requisite action, corporate or other, and the execution and delivery by such parties of such documents and the validity and binding effect thereof on such parties. We have also assumed that certificates representing the Shares in the form of the specimen certificate examined by us will have been manually signed by an authorized officer of the transfer agent and registrar for the Class A Common Stock and registered by such transfer agent and registrar. As to any facts material to the opinions expressed herein that we did not independently establish or verify, we have relied upon statements and representations of officers and other representatives of the Company and others and of public officials.

Members of our firm are admitted to the bar in the State of New York, and we do not express any opinion as to the laws of any jurisdiction other than Delaware corporate law, and we do not express any opinion as to the effect of any other laws on the opinion stated herein.

Based upon the foregoing and subject to the limitations, qualifications and assumptions set forth herein, we are of the opinion that when (i) the Contribution Agreement has been duly executed and delivered by each of the Company and Pfizer and (ii) the certificates representing the shares of capital stock issuable pursuant to the Contribution Agreement have been duly executed and delivered to Pfizer in exchange for the consideration therefor pursuant to the Contribution Agreement, and certificates representing the Shares issuable to Pfizer upon the conversion of shares of Class B Common Stock issued to Pfizer pursuant to the Contribution

Zoetis Inc.

January 17, 2013

Agreement in accordance with the terms of the Certificate of Incorporation have been duly executed and delivered upon such conversion, the Shares will have been duly authorized by all requisite corporate action on the part of the Company and will be validly issued, fully paid and nonassessable.

We hereby consent to the filing of this opinion with the Commission as Exhibit 5.1 to the Registration Statement. In giving this consent, we do not thereby admit that we are included in the category of persons whose consent is required under Section 7 of the Act or the rules and regulations of the Commission promulgated thereunder.

Very truly yours,

/s/ Skadden, Asps, Slate, Meagher & Flom LLP